[Letterhead of MacKay LLP]


February 25, 2008

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Dear Ladies and Gentlemen:

We are the former independent auditors for Mar Ked Mineral Exploration, Inc. (the "Company"). We have read the Company's current report on 8-K dated February 25, 2008 and are in agreement with the disclosure in
Item 4, in so far as it pertains to our firm. We have no basis to agree or disagree with other statements of the Company contained therein.

"MacKay LLP"

MacKay LLP
Vancouver, Canada